Exhibit 3.3

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

SIGMATEL, INC.

a Delaware corporation

SigmaTel, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	That this corporation was originally incorporated on March 28, 2000 under the name SigmaTel, Inc. pursuant to the DGCL.

2.	Pursuant to Section 242 and 245 of the DGCL, this Second Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3.	The text of the Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE FIRST

The name of the corporation is: SigmaTel, Inc.

ARTICLE SECOND

The address of its registered office in the State of Delaware is 2700 Centerville Road, Ste. 400, Wilmington, DE 19808, New Castle County. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOURTH

A. The aggregate number of shares which the corporation is authorized to have outstanding is Two Hundred Million (200,000,000) shares, consisting of Thirty Million (30,000,000) shares of Serial Preferred Stock, par value $.01 per share (hereinafter called the “Serial Preferred Stock”), and One Hundred Seventy Million (170,000,000) shares of Common Stock, par value $.0001 per share (hereinafter called “Common Stock”).

B. The express terms of the shares of each class are as follows:

DIVISION A

EXPRESS TERMS OF THE SERIAL PREFERRED STOCK

The Serial Preferred Stock may be issued from time to time in one or more series. All shares of Serial Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The Board of Directors of the corporation (the “Board of Directors”) is expressly authorized to provide for the issuance of all or any of the shares of Serial Preferred Stock in one or more series, and to fix the number of shares and to determine or (so long as no shares of such series are then outstanding) alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the Delaware General Corporation Law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Serial Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

DIVISION B

EXPRESS TERMS OF THE COMMON STOCK

The Common Stock shall be subject to the prior and superior rights of the Serial Preferred Stock and of any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders.

The number of authorized shares of any class of capital stock of the corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock of the corporation, without the approval of the holders of the Serial Preferred Stock, or of any series thereof, unless the approval of any such holders is required pursuant to the certificate or certificates establishing any series of Serial Preferred Stock.

ARTICLE FIFTH

The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Second Restated Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE SIXTH

Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE SEVENTH

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of Bylaws of the corporation by the Board of Directors shall require the approval of at least two thirds (2/3) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of Bylaws of the corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE EIGHTH

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

ARTICLE NINTH

The stockholders shall have power to adopt, amend or repeal this Certificate of Incorporation. Any adoption, amendment or repeal of Article Sixth, Article Seventh or this Article Ninth of this Second Restated Certificate of Incorporation shall require, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

THE UNDERSIGNED, being a duly authorized officer of this corporation, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein

stated are true, and accordingly have hereunto set my hand this              day of             , 2003.

Ronald P. Edgerton, President